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                                                                    EXHIBIT 99.1

  FOR IMMEDIATE RELEASE
                                                                  NEWS RELEASE

  AGENCY CONTACT:                          COMPANY CONTACT:
  Sandy Fewkes                             Connie Graybeal
  Technical Marketing Programs             Credence Systems Corporation
  408.737.0285 or 408.737.9529 fax         510.623.4774 or 510.623.2524 fax
  E-mail: sandy@technicalmarketing.com     E-mail: connie_graybeal@credence.com


        Credence Invests in Tester IP Company NewMillennia Solutions Inc.

     FREMONT, Calif., June 26, 2000--Credence Systems Corporation (Nasdaq:
CMOS), a leading manufacturer of automatic test equipment (ATE) for the worldwide semiconductor industry, announced today the signing of a letter of intent to invest in NewMillennia Solutions Inc. (NMS) of Irvine, Calif. The two companies will work together to develop a new line of test solutions tailored to high-volume, high-performance ASIC applications.

     Credence will take a 19.8 percent equity stake in NMS, and Credence President and CEO Dr. Graham Siddall will join NMS' Board of Directors.

     NMS develops test-related intellectual property (IP) and markets test equipment for the testing of high-volume Rambus(R) RIMM(TM) memory modules. The company has already received orders for its recently introduced ATS800(TM) test solution from a major DRAM supplier.

     "We are excited about our investment, and we are looking forward to working as a team with NMS," said Dr. Siddall. "NMS has demonstrated an expertise in developing test platforms for Rambus DRAM memory and, working together, we will leverage the technology expertise of both companies to deliver a new line of test solutions tailored to high-volume, high-performance ASIC applications."

     According to Jim Ellis, president and CEO of NMS and a 10-year Intel veteran, "The Credence investment will help accelerate the delivery of NMS' test solutions. Additionally, working with Credence, NMS will leverage its existing IP technology developed for Rambus DRAM testing to expand beyond the memory business."

     Rambus Inc., a leading provider of high-speed, chip connections technologies, licenses high-speed interface technology to semiconductor manufacturers worldwide. NMS' current RIMM module test solutions provide at-speed, 800Mhz testing in a motherboard environment. Due to a lower entry price and

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operating cost than traditional ATE test systems, NMS testers dramatically reduce the cost of testing Rambus memory.

     "This announcement is significant in that NMS has established a partnership with Credence, a leading ATE company, who will help drive down the cost of manufacturing Rambus-based modules and logic chips," said Laura Fleming, Rambus' vice president of Alliances and Infrastructure.

     The agreement will enable Credence and NMS to leverage their combined test expertise to deliver high-performance, low-cost ATE for Rambus ASIC cells (RACs) and a range of other innovative test solutions.

ABOUT NEWMILLENNIA SOLUTIONS

     NewMillennia Solutions provides test IP and is committed to new testing paradigms and solutions integrating testability IP in Native Test Environments
(NTE). By focusing these technologies in high-volume semiconductor test environments, NMS can provide high-speed, scaleable, high-throughput ATE solutions while significantly lowering the cost of test. NMS' current NTE solutions are targeting RDRAM memory and module test, RAC-based ASIC, and graphics devices. NMS is now shipping the ATS800, a high-volume manufacturing test system that guarantees system-level performance of 800MHz RIMMs (Rambus interface memory modules). The company is headquartered in Irvine, Calif. More information about the company can be found at www.moduletest.com.

ABOUT CREDENCE

     Credence Systems Corporation is a leader in the manufacture of automatic test equipment (ATE) for the global semiconductor industry. Credence offers a wide range of products with test capabilities for digital, mixed-signal, and nonvolatile memory semiconductors.

         Utilizing its patented CMOS technologies, Credence products are designed to meet the strict time-to-market and cost-of-ownership requirements of its customers. Headquartered in Fremont, California, the company maintains advanced production and design facilities in Hillsboro, Oregon. Credence, an ISO 9001 certified manufacturer, is listed on the Nasdaq National Market under the symbol CMOS. More information is available at http://www.credence.com.

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Credence and Credence Systems are trademarks of Credence Systems Corporation.
Other trademarks that may be mentioned in this release are the intellectual property of their respective owners. Rambus is a registered trademark and RIMM is a trademark of Rambus Inc.